Execution Version

INVESTMENT SUB-ADVISORY AGREEMENT
BY AND AMONG
APOLLO REAL ESTATE FUND ADVISER, LLC
AND

CENTERSQUARE INVESTMENT MANAGEMENT LLC

THIS INVESTMENT SUB-ADVISORY AGREEMENT (this “Agreement”) is made and entered into this May 2, 2022, by and among Apollo Real Estate Fund Adviser, LLC, a Delaware limited liability company (the “Adviser”) and CenterSquare Investment Management LLC, a Delaware limited liability company (the “Sub-Adviser’’).

WHEREAS, the Adviser and the Sub-Adviser are investment advisers that are registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engage in the business of providing investment management services;

WHEREAS, the Adviser has been retained to act as the investment adviser to Apollo Diversified Real Estate Fund (the “Fund”), a continuously offered, non-diversified, closed-end management investment company, registered under the Investment Company Act of 1940, as amended (the “1940 Act”), pursuant to an Investment Advisory Agreement, dated May 2, 2022 (the “Advisory Agreement”);

WHEREAS, Section 2 of the Advisory Agreement permits the Adviser, subject to the approval, supervision and direction of the Fund’s Board of Trustees (the “Board” or the “Trustees”), to delegate certain of its duties thereunder to other investment advisers, subject to the requirements of the 1940 Act; and

WHEREAS, the Adviser desires to retain the Sub-Adviser to assist it in fulfilling certain of its obligations under the Advisory Agreement, and the Sub-Adviser is willing to render such services subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.	Engagement and Obligations of Sub-Adviser.

(a)         Retention of Sub-Adviser. The Adviser hereby appoints and retains the Sub-Adviser to act as a sub-adviser to the Adviser and to provide the following services for the period and on the terms and conditions set forth in this Agreement.

(b)         Services. The Sub-Adviser agrees to perform the following services (the “Services”):

(i)	subject to the supervision of the Fund’s Trustees and the Adviser, the Sub-Adviser will provide a continuous investment program, subject to the investment policies and limitations of the Fund as the same may be revised from time to time, for the portion of the Fund’s portfolio allocated to the Sub-Adviser by the Adviser and make all decisions and determine the composition of the assets of such portion of the Fund’s portfolio, including determination of the purchase, retention, or sale of the securities, cash, and other investments contained in such portion of the Fund’s portfolio in Sub-Adviser’s full discretion;

(ii)	select brokers and dealers to execute the purchase and/or sale, consistent with the Sub-Adviser’s duty to seek “best execution” on behalf of the Fund, of portfolio securities for the portion of the Fund’s portfolio allocated to the Sub-Adviser;

(iii)	provide the Adviser and the Fund with records concerning the Sub-Adviser’s activities under this Agreement, which the Adviser and the Fund are required to maintain under applicable law or regulation; and

(iv)	render regular reports to the Adviser and the Trustees concerning the Sub-Adviser’s discharge of the foregoing responsibilities.

The Sub-Adviser shall discharge the foregoing responsibilities subject to the control of the Trustees and officers of the Fund and in compliance with (i) such policies as the Trustees may from time to time establish; (ii) the Fund’s objectives, policies, and limitations as set forth in its prospectus (the “Prospectus”), as the same may be amended from time to time and provided to the Sub-Adviser; and (iii) with all applicable laws and regulations. All Services to be furnished by the Sub-Adviser under this Agreement may be furnished through the medium of any directors, officers or employees of the Sub-Adviser or through such other parties as the Sub-Adviser may determine from time to time.

(c)        Expenses and Personnel. The Sub-Adviser agrees, at its own expense or at the expense of one or more of its affiliates, to render the Services and to provide the office space, furnishings, equipment and personnel as may be reasonably required to perform the Services on the terms and for the compensation provided herein.

(d)        Books and Records. All books and records prepared and maintained by the Sub-Adviser for the Adviser and/or the Fund under this Agreement shall be the property of the Adviser and/or the Fund and, upon request therefor, the Sub-Adviser shall surrender to the appropriate party such of the books and records so requested, however, the Sub-Adviser will be permitted to keep copies of any such books and records as required by the Advisers Act.

2.	Compensation.

The Adviser will pay to the Sub-Adviser an investment advisory fee (the “Fee”) equal to an annualized rate of the average daily net assets of the Fund as set forth in Schedule A. The Fee shall be calculated as of the last business day of each month based upon the average daily net assets of the Fund determined in the manner described in the Fund’s Prospectus and/or Statement of Additional Information, and shall be paid to the Sub-Adviser by the Adviser on a quarterly basis within a specified period of time at the conclusion of each quarter as agreed to between the Adviser and Sub-Adviser. The Fund will not pay a direct fee to the Sub-Adviser. The payment of the Fee contemplated hereunder, as between the Adviser and the Fund, shall be the responsibility of the Adviser.

3.	Status of Investment Sub-Adviser.

The services of the Sub-Adviser to the Adviser, and the Fund are not to be deemed exclusive, and the Sub-Adviser shall be free to render similar services to others (including, without limitation, any other registered investment management company, or series thereof) so long as its Services to the Fund are not impaired thereby. The Sub-Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Adviser or the Fund in any way or otherwise be deemed an agent of the Adviser or the Fund. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Sub-Adviser, who may also be a trustee, officer or employee of the Adviser or the Fund, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

4.	Permissible Interests.

Trustees, agents, and stockholders of the Fund and the Adviser are or may be interested in the Sub-Adviser (or any successor thereof) as directors, partners, officers, or stockholders, or otherwise; and directors, partners, officers, agents, and stockholders of the Sub-Adviser are or may be interested in the Adviser or the Fund as trustees, directors, officers, stockholders or otherwise; and the Sub-Adviser (or any successor) is or may be interested in the Adviser or the Fund as a stockholder or otherwise.

5.	Limits of Liability; Indemnification.

The Sub-Adviser assumes no responsibility under this Agreement other than to render the Services called for hereunder. The Sub-Adviser shall not be liable for any error of judgment or for any loss suffered by the Adviser or the Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of, or from reckless disregard by it of its obligations and duties under, this Agreement. It is agreed that the Sub-Adviser shall have no responsibility or liability for the accuracy or completeness of the Fund’s registration statement under the 1940 Act or the Securities Act of 1933, as amended (the “1933 Act”), except for information supplied by the Sub-Adviser for inclusion therein.

The Sub-Adviser will indemnify the Adviser and its directors, members, partners, officers, employees and agents (the “Adviser Parties”) against and hold the Adviser Parties harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) arising from any claim, demand, action or suit which results from the Sub-Adviser Parties’ (as such term is defined immediately below) willful misfeasance, bad faith, gross negligence or reckless disregard of the Sub-Adviser’s obligations and duties under this Agreement.

The Adviser will indemnify the Sub-Adviser and its directors, members, partners, officers, employees and agents (the “Sub-Adviser Parties”) against and hold the Sub-Adviser Parties harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) arising from any claim, demand, action or suit which results from the Adviser Parties’ willful misfeasance, bad faith, gross negligence or reckless disregard of the Adviser’s obligations and duties under this Agreement

6.	Duration and Termination of Agreement.

This Agreement shall become effective with respect to the Fund immediately upon the later of approval by a majority of the Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of the Fund (the “Independent Trustees”) and, if required by applicable law, by a vote of a majority of the outstanding voting securities of the Fund. This Agreement shall remain in effect for an initial term of two years from the date of its effectiveness, and from year to year thereafter provided such continuance is approved at least annually by the vote of a majority of the Independent Trustees, which vote must be cast in person at a meeting called for the purpose of voting on such approval; provided, however, this Agreement may be terminated at any time on at least 60 days prior written notice to the Sub-Adviser, without the payment of any penalty, (i) by vote of the Trustees or (ii) by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund; and provided, further, that this Agreement may be terminated at any time by the Adviser, on at least 60 days prior written notice to the Sub-Adviser, and subject to certain termination conditions as agreed to between the Adviser and Sub-Adviser. The Sub-Adviser may terminate this Agreement at any time, without the payment of any penalty, on at least 60 days prior written notice to the Adviser and the Fund. This Agreement will automatically and immediately terminate in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Advisory Agreement.

7.	Amendments.

No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the Fund’s outstanding voting securities.

8.	Entire Agreement; Governing Law.

This Agreement by and between the Sub-Adviser and the Adviser contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with, and governed by, the substantive laws of the State of Delaware, without regard to the principles of the conflict of laws or the choice of laws.

9.	Regulatory Reporting.

The Adviser hereby acknowledges that (a) it has received a copy of the Sub-Adviser’s Brochure and Brochure Supplement (Form ADV Part 2A and 2B), and (b) consents to receive the Sub-Adviser’s Form ADV Part 2A and 2B and other regulatory reporting via e-mail.

10.	Representations and Warranties.

(a)          Representations and Warranties of the Sub-Adviser. The Sub-Adviser hereby represents and warrants to the Adviser and the Fund as follows: (i) the Sub-Adviser is a limited liability company duly organized and in good standing under the laws of the State of Delaware and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder; and (ii) the Sub-Adviser is registered as an investment adviser with the U.S. Securities and Exchange Commission (the “SEC”) under the Advisers Act, and shall maintain such registration in effect at all times during the term of this Agreement.

(b)          Representations and Warranties of the Adviser. The Adviser hereby represents and warrants to the Sub-Adviser as follows: (i) the Adviser is a limited liability company duly organized and in good standing under the laws of the State of Delaware and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder; and (ii) the Adviser is registered as an investment adviser with the SEC under the Advisers Act, and shall maintain such registration in effect at all times during the term of this Agreement.

11.	Severability.

If any provision of this Agreement shall be declared illegal, invalid, or unenforceable in any jurisdiction by a court decision, statute, rule or otherwise, then such provision shall be deemed to be severable from this Agreement (to the extent permitted by law) and in any event such illegality, invalidity or unenforceability shall not affect the remainder hereof.

12.	Notice.

Notices of any kind to be given to the Adviser hereunder by the Sub-Adviser shall be in writing and shall be duly given if mailed or delivered to 9 West 57th Street, New York, New York 10019, or to such other address or to such individual as shall be so specified by the Adviser to the Sub-Adviser. Notices of any kind to be given to the Sub-Adviser hereunder by the Adviser shall be in writing and shall be duly given if mailed or delivered to 630 West Germantown Pike, Suite 300, Plymouth Meeting, Pennsylvania 19462 or at such other address or to such individual as shall be so specified by the Sub-Adviser to the Adviser. Notices of any kind to be given to the Fund hereunder by the Sub-Adviser shall be in writing and shall be duly given if mailed or delivered to the Apollo Diversified Real Estate Fund, 9 West 57th Street, New York, New York 10019, Attn: Secretary, or to such other address or to such individual as shall be so specified by the Fund to the Sub-Adviser. Notices shall be effective upon delivery.

13.	Notice of Certain Changes in Sub-Adviser.

The Sub-Adviser is hereby obligated to promptly notify the Fund and Adviser if there is a material change in the Sub-Adviser’s senior executive personnel, within a reasonable time after such change takes place. With respect to any transaction involving the sale of the voting securities of the Sub-Adviser or other corporate event that may be deemed to cause an “Assignment,” as such term is defined in Section 2(a)(4) of the 1940 Act, of this Agreement, the Sub-Adviser shall notify the Adviser prior to the consummation of any such event in order for the Adviser to determine whether or not the approval of Fund shareholders is required for the continuation of this Agreement. To the extent that Fund shareholder approval is required for the continuation of this Agreement solely as a result of any such transaction or corporate event, the costs (not to exceed $25,000 per solicitation) of any such solicitation shall be borne by the Sub-Adviser.

14.	Counterparts.

This Agreement may be executed in any number of counterpart signature pages (including facsimile counterparts), each of which shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

APOLLO REAL ESTATE FUND ADVISER, LLC

By:
Name:	Joseph D Glatt
Title:	Vice President

CENTERSQUARE INVESTMENT MANAGEMENT LLC

By:
Name:	R. Joseph Law
Title:	Chief Financial Officer

Schedule A

Fee Schedule until assets under Sub-Adviser management reach $25 million

0.65% of the Fund’s assets managed by the Sub-Adviser until such assets reach $50 million

0.50% of the Fund’s assets managed by the Sub-Adviser until such assets reach $100 million

0.45% of the Fund’s assets managed by the Sub-Adviser once such assets exceed $100 million

Fee Schedule once assets under Sub-Adviser management exceed $25 million

0.50% of the Fund’s assets managed by the Sub-Adviser until such assets reach $50 million

0.45% of the Fund’s assets managed by the Sub-Adviser until such assets reach $100 million

0.40% of the Fund’s assets managed by the Sub-Adviser until such assets reach $150 million

0.35% of the Fund’s assets managed by the Sub-Adviser once such assets exceed $150 million